Exhibit (a)(1)(M)

To: Option Exchange Eligible Employees

From: Doug Hutcheson

Date: August 26, 2011

Subject: Option Exchange Program—Availability of Paper Election and Withdrawal

As you know, our option exchange program is underway, and you may continue to elect to exchange your eligible options (or change or withdraw such elections) online through the option exchange website (www.leapstockoptionexchange.com). We encourage you to use this website to make any elections (or changes or withdrawals of election) because we believe it is user-friendly and efficient, contains useful information and provides you with real-time confirmation of any elections. However, as an alternative to the website, you may also exchange your eligible options (or change or withdraw such elections) by paper. To obtain a paper form, please make a written request by email (optionexchange@cricketcommunications.com) or by fax (attention Barbara Olson at (858) 704-3502. To make, change or withdraw an election, you may submit your completed paper form via email, facsimile or U.S. mail or courier using the following contact information:

By Email

Leap Wireless International, Inc.

Attention: Barbara Olson

optionexchange@cricketcommunications.com

By Facsimile

Leap Wireless International, Inc.

Attention: Barbara Olson

Facsimile: (858) 704-3502

By U.S. Mail or Courier

Leap Wireless International, Inc.

Attention: Barbara Olson

5887 Copley Drive

San Diego, California 92111

The option exchange program is still currently scheduled to end at 4:00 p.m. PT on Wednesday, September 14, 2011, and is subject to the terms and conditions described in the offering materials. To participate in the option exchange program, your election must be submitted and received by us by this deadline. If you choose to submit an election by fax or U.S. mail or courier, you should allow sufficient time to ensure timely delivery.

If you have any questions, please send an email to optionexchange@cricketcommunications.com or call the Stock Administration Department at (858) 882-9035. We urge you to read the Offer to Exchange and other offer documents governing the Option Exchange, which are available on the option exchange website or will be otherwise provided upon request.

As always, thank you for your continued commitment and support.

What you do matters.